Exhibit 99.1

European Patent Office Grants a Patent for the Treatment of Sjogren's Syndrome

Petach Tikva, Israel, September 3, 2013 / OphthaliX Inc. (OTC BB: OPLID), announced today that the European Patent Office issued a Certificate of Grant of Patent for European Patent No. 1778239 entitled “Adenosine A3 receptor agonists for the treatment of dry eye disorders including Sjogren's syndrome”. This patent was granted to OphthaliX’s parent and majority stockholder, Can-Fite BioPharma Ltd., and relates to OphthaliX’s drug candidate CF101. Pursuant to the license agreement between Can-Fite and the Company’s wholly owned subsidiary, EyeFite Ltd., this patent grants OphthaliX exclusive rights for the use of CF101 for the treatment of Sjogren's syndrome in Europe until 2025.

About Sjogren's Syndrome

Sjogren's syndrome is an autoimmune disorder in which immune cells attack and destroy the glands in the eyes and mouth that produce tears and saliva. The most common symptoms of Sjogren's syndrome are dry eyes and dry mouth.

About OphthaliX Inc.

OphthaliX Inc. is a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX's product candidate, CF101, is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma; and uveitis.

About CF101

CF101, an A3 adenosine receptor agonist, is a novel, first in class, small molecule, orally bioavailable drug which demonstrated efficacy and an excellent safety profile in Phase II clinical studies. OphthaliX currently develops CF101 for ophthalmic indications, including dry eye syndrome (Phase III), glaucoma (Phase II) and uveitis (initiating Phase II). CF101 is also developed by Can-Fite for the treatment of autoimmune inflammatory diseases, including, but not limited to, rheumatoid arthritis (Phase IIb) and psoriasis (Phase II/III).

Contact:

Barak Singer, CEO

barak@ophthalix.com

+972-3-9241114

This release contains forward-looking statements regarding OphthaliX’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts and the timeliness of development activities, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. OphthaliX undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.